Free Writing Prospectus dated December 18, 2012

Registration Statement No. 333-184241

Filed Pursuant to Rule 433 of the Securities Act of 1933

Patheon Inc. rights to cease trading on Toronto Stock Exchange at noon on December 28, 2012

TORONTO, CANADA – December 18, 2012 – Patheon Inc. (TSX: PTI) (“Patheon” or the “Company”) today reminded holders of its restricted voting shares that the Company’s current rights offering will expire in 10 days, on December 28, 2012. Rights certificates were mailed on December 3, 2012 to each registered holder of restricted voting shares resident in Canada and the U.S. as of November 27, 2012.

Under the terms of the rights offering, all registered holders of rights must validly deliver their completed rights certificates to the subscription agent, Computershare Investor Services Inc., before the expiry deadline on December 28, 2012, at 5:00 p.m. (Toronto time), accompanied by payment of the total applicable subscription price, in order to exercise their subscription rights. The rights will cease trading on the Toronto Stock Exchange at noon (Toronto time) on December 28, 2012.

An earlier deadline will apply for rights held through securities brokers, dealers, banks, trust companies or other custodians that participate directly or indirectly in the book-entry systems administered by CDS Clearing and Depository Services Inc. or the Depository Trust Company. Holders of such rights should contact their broker, dealer, bank, trust company or other custodian to determine the deadlines applicable to them.

The Company has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before U.S. residents invest, they should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. These documents are available for free by visiting EDGAR on the SEC web site at www.sec.gov. This offering is also being made by means of an offering circular in Canada. The Canadian offering circular is available on SEDAR. Copies of the offering circular or prospectus may also be obtained by contacting the Company by telephone at (919) 226-3200 or by email at investorrelations@patheon.com, or Computershare Investor Services Inc., the subscription agent, by telephone at 1-800-564-6253 or by email at corporateactions@computershare.com.

About Patheon Inc.

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The Company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Patheon’s services range from preclinical development through commercial manufacturing of a full array of solid and sterile dosage forms.

The Company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The Company’s integrated development and manufacturing network of nine manufacturing facilities and nine development centers across North America and Europe, enables customer products to be launched with confidence anywhere in the world. For more information visit www.Patheon.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect the Company’s expectations regarding its proposed rights offering. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause the Company’s actual results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking statements. The Company’s current material assumptions include assumptions related to the level of participation by rights holders in the rights offering. For additional information regarding risks and uncertainties that could affect the Company’s business, please see Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 and the Company’s subsequent filings with the SEC and the Canadian Securities Administrators. Although the Company has attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are provided to help stakeholders understand the Company’s expectations and plans as of the date of this release and may not be suitable for other purposes. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Contact:

Jennifer Almond

Senior Communications Specialist

919 226 3200

investorrelations@patheon.com (Investor inquiries)